Exhibit 99

Media Contact
202.384.2474

Investor Contact
781.522.5123

RTX Reports Q2 2024 Results

RTX delivers solid operational performance and 8% sales growth;
Increases 2024 outlook for adjusted sales* and adjusted EPS*, revises free cash flow*

ARLINGTON, Va., July 25, 2024 – RTX (NYSE: RTX) reported second quarter 2024 results.

Second quarter 2024
•Reported sales of $19.7 billion, up 8 percent versus prior year and up 10 percent on an organic* basis
•Adjusted sales* of $19.8 billion, up 8 percent versus prior year
•GAAP EPS was $0.08 and included $0.29 of acquisition accounting adjustments and $1.04 of other net significant and/or non-recurring items and restructuring, including $0.03 of restructuring and other non-recurring items, a $0.68 charge related to the expected resolution of several legacy legal matters, and a $0.33 charge related to a fixed priced development contract with a foreign customer at Raytheon
•Adjusted EPS* of $1.41, up 9 percent versus prior year
•Operating cash flow of $2.7 billion; Free cash flow* of $2.2 billion
•Company backlog of $206 billion; including $129 billion of commercial and $77 billion of defense
•Realized $120 million of incremental RTX gross cost synergies

Updates outlook for full year 2024
•Adjusted sales* of $78.75 - $79.5 billion, up from $78.0 - $79.0 billion
•Adjusted EPS* of $5.35 - $5.45, up from $5.25 - $5.40
•Free cash flow* of approximately $4.7 billion, down from approximately $5.7 billion

“RTX delivered strong operational performance in the second quarter, with 10 percent organic sales* growth, adjusted margin* expansion across all three segments and $2.2 billion in free cash flow*,” said RTX President and CEO Chris Calio. “The strength in our end markets and first half performance give us the confidence to increase our outlook for adjusted sales* and adjusted EPS* for the full year.”

“With a $206 billion backlog and unprecedented demand across our portfolio, we are focused on executing on our customer commitments powered by our CORE operating system, investing in innovative technologies and capabilities, and leveraging the breadth and scale of RTX to drive long-term shareowner value.”

*Adjusted net sales, organic sales, adjusted operating profit (loss) and margin, adjusted segment operating profit (loss) and margin, adjusted net income, adjusted earnings per share (“EPS”), adjusted effective tax rate and free cash flow are non-GAAP financial measures. When we provide our expectation for adjusted net sales, adjusted EPS and free cash flow on a forward-looking basis, a reconciliation of these non-GAAP financial measures to the corresponding GAAP measures (expected diluted EPS and expected cash flow from operations) is not available without unreasonable effort due to potentially high variability, complexity, and low visibility as to the items that would be excluded from the GAAP measure in the relevant future period, such as unusual gains and losses, the ultimate outcome of pending litigation, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, and other structural changes or their probable significance. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results. See “Use and Definitions of Non-GAAP Financial Measures” below for information regarding non-GAAP financial measures.

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Second quarter 2024
RTX reported second quarter sales of $19.7 billion, up 8 percent over the prior year. Adjusted sales* were $19.8 billion, also up 8 percent over the prior year. GAAP EPS of $0.08 was down 91 percent versus the prior year, and included $0.29 of acquisition accounting adjustments, $0.03 of restructuring and other net significant and/or non-recurring charges, a $0.68 charge related to the expected resolution of several legacy legal matters and a $0.33 charge related to a fixed price development contract with a foreign customer at Raytheon. Adjusted EPS* of $1.41 was up 9 percent versus the prior year.

The company reported net income attributable to common shareowners in the second quarter of $111 million which included $393 million of acquisition accounting adjustments, $35 million of restructuring and other net significant and/or non-recurring charges, a charge of $918 million related to the expected resolution of several legacy legal matters and a $438 million charge related to a fixed price development contract with a foreign customer at Raytheon. Adjusted net income* of $1.9 billion was flat versus prior year as growth in adjusted segment operating profit* was offset by higher interest and tax expenses, and lower pension income. Operating cash flow in the second quarter was $2.7 billion. Capital expenditures were $537 million, resulting in a free cash flow* of $2.2 billion.

Legacy Legal Matters
The Company has made progress in the quarter on resolving several outstanding legal matters which has resulted in an EPS charge of $0.68 associated with the expected resolution of these matters. The Company expects to enter into a deferred prosecution agreement with the Department of Justice (DOJ) and to be subject to an administrative order with the Securities and Exchange Commission (SEC) to resolve the previously disclosed criminal and civil government investigations into improper payments made by Raytheon Company and its joint venture, Thales-Raytheon Systems (TRS), in connection with certain Middle East contracts since 2012. The Company also expects to enter into a deferred prosecution agreement and an False Claims Act (FCA) settlement with the DOJ to resolve previously disclosed criminal and civil government investigations into defective pricing claims for certain legacy Raytheon Company contracts entered into between 2011 and 2013 and in 2017. The charge also includes the impact of certain voluntarily disclosed export controls violations primarily identified in connection with the integration of Rockwell Collins and, to a lesser extent, Raytheon Company into RTX, including certain violations expected to be resolved pursuant to a consent agreement with the Department of State (DOS). In total, RTX recorded an aggregate charge of $918 million in the quarter, bringing the total associated reserve for these matters to $1.24 billion. Based upon the current status of discussions, we believe that the finalization of our respective agreements with the DOJ, SEC and DOS will occur during the second half of 2024 and therefore, expect approximately $1.0 billion of related payments to be made within the same timeframe with the balance to be paid over the next several years. The items above have been incorporated in our updated 2024 free cash flow* outlook.

Summary Financial Results – Operations Attributable to Common Shareowners

	2nd Quarter
($ in millions, except EPS)	2024	2023	% Change
Reported
Sales	$19,721	$18,315	8%
Net Income	$111	$1,327	(92)%
EPS	$0.08	$0.90	(91)%

Adjusted*
Sales	$19,791	$18,315	8%
Net Income	$1,895	$1,895	—%
EPS	$1.41	$1.29	9%

Operating Cash Flow	$2,733	$719	280%
Free Cash Flow*	$2,196	$193	1038%

Segment Results
Collins Aerospace

	2nd Quarter
($ in millions)	2024	2023	% Change
Reported
Sales	$6,999	$6,384	10%
Operating Profit	$1,118	$899	24%
ROS	16.0%	14.1%	190	bps

Adjusted*
Sales	$6,999	$6,384	10%
Operating Profit	$1,145	$915	25%
ROS	16.4%	14.3%	210	bps

Collins Aerospace had second quarter 2024 reported sales of $6,999 million, up 10 percent versus the prior year. The increase in sales was driven by a 12 percent increase in commercial aftermarket, a 10 percent increase in commercial OE, and a 7 percent increase in defense. The increase in commercial sales was driven primarily by an increase in commercial air traffic, including in higher flight hours, and increased volume across all OEM sales channels. The increase in defense sales was driven primarily by higher volume.

Collins Aerospace reported operating profit of $1,118 million, up 24 percent versus the prior year. The increase in operating profit was primarily driven by drop through on higher commercial aftermarket volume, as well as higher defense and commercial OE volume. On an adjusted basis, operating profit* of $1,145 million was up 25 percent versus the prior year.

Pratt & Whitney

	2nd Quarter
($ in millions)	2024	2023	% Change
Reported
Sales	$6,802	$5,701	19%
Operating Profit	$542	$230	136%
ROS	8.0%	4.0%	400	bps

Adjusted*
Sales	$6,802	$5,701	19%
Operating Profit	$537	$436	23%
ROS	7.9%	7.6%	30	bps

Pratt & Whitney had second quarter 2024 reported sales of $6,802 million, up 19 percent versus the prior year. The increase in sales was driven by a 33 percent increase in commercial OE, a 16 percent increase in military, and a 15 percent increase in commercial aftermarket. The increase in commercial sales was primarily due to higher volume and favorable mix within aftermarket as well as higher GTF OE volume and favorable mix. The increase in military sales was driven by higher sustainment volume across multiple platforms.

Pratt & Whitney reported operating profit of $542 million, up 136 percent versus the prior year. Drop through on higher commercial aftermarket volume as well as favorable Large Commercial OE and commercial aftermarket mix, was partially offset by higher Large Commercial OE deliveries and the absence of a $60 million favorable prior year contract matter. Higher military volume and favorable mix was more than offset by higher production costs and higher R&D and SG&A expenses. The prior year reported operating profit included the impact of a charge related to a customer insolvency of $181 million. On an adjusted basis, operating profit* of $537 million was up 23 percent versus the prior year.

Raytheon

	2nd Quarter
($ in millions)	2024	2023	% Change
Reported
Sales	$6,511	$6,700	(3)%
Operating Profit	$127	$644	(80)%
ROS	2.0%	9.6%	(760)	bps

Adjusted*
Sales	$6,581	$6,700	(2)%
Operating Profit	$709	$662	7%
ROS	10.8%	9.9%	90	bps

Raytheon had second quarter 2024 reported sales of $6,511 million, down 3 percent versus prior year as higher volume on land and air defense systems including Global Patriot, counter-UAS programs and Stinger was more than offset by the divestiture of the Cybersecurity, Intelligence and Services business completed in the first quarter of 2024. Adjusted sales* of $6,581 million were down 2 percent versus prior year. Excluding the impact of acquisition and divestitures, sales were up 4 percent versus prior year*.

Raytheon reported operating profit of $127 million, down 80 percent versus the prior year. Drop through on higher volume, favorable mix, and improved net productivity was more than offset by a $575 million charge related to the anticipated termination of a fixed price development contract with a foreign customer which was contracted in 2016 under legacy Raytheon Company. On an adjusted basis, operating profit* of $709 million was up 7 percent versus the prior year.

About RTX
With more than 185,000 global employees, RTX pushes the limits of technology and science to redefine how we connect and protect our world. Through industry-leading businesses – Collins Aerospace, Pratt & Whitney, and Raytheon – we are advancing aviation, engineering integrated defense systems, and developing next-generation technology solutions and manufacturing to help global customers address their most critical challenges. The company, with 2023 sales of $69 billion, is headquartered in Arlington, Virginia.

Conference Call on the Second Quarter 2024 Financial Results
RTX’s financial results conference call will be held on Thursday, July 25, 2024 at 8:00 a.m. ET. The conference call will be webcast live on the company's website at www.rtx.com and will be available for replay following the call. The corresponding presentation slides will be available for downloading prior to the call.

Use and Definitions of Non-GAAP Financial Measures
RTX Corporation (“RTX” or “the Company”) reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). We supplement the reporting of our financial information determined under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides investors with additional useful information but should not be considered in isolation or as substitutes for the related GAAP measures. We believe that these non-GAAP measures provide investors with additional insight into the Company’s ongoing business performance. Other companies may define non-GAAP measures differently, which limits the usefulness of these measures for comparisons with such other companies. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. A reconciliation of the non-GAAP measures to the corresponding amounts prepared in accordance with GAAP appears in the tables in this Appendix. Below are our non-GAAP financial measures:

Non-GAAP measure	Definition
Adjusted net sales	Represents consolidated net sales (a GAAP measure), excluding net significant and/or non-recurring items[1] (hereinafter referred to as “net significant and/or non-recurring items”).
Organic sales
Organic sales represents the change in consolidated net sales (a GAAP measure), excluding the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and net significant and/or non-recurring items.

Adjusted operating profit (loss) and margin
Adjusted operating profit (loss) represents operating profit (loss) (a GAAP measure), excluding restructuring costs, acquisition accounting adjustments and net significant and/or non-recurring items. Adjusted operating profit margin represents adjusted operating profit (loss) as a percentage of adjusted net sales.

Segment operating profit (loss) and margin
Segment operating profit (loss) represents operating profit (loss) (a GAAP measure) excluding Acquisition Accounting Adjustments[2], the FAS/CAS operating adjustment[3], Corporate expenses and other unallocated items, and Eliminations and other. Segment operating profit margin represents segment operating profit (loss) as a percentage of segment sales (net sales, excluding Eliminations and other).

Adjusted segment sales	Represents consolidated net sales (a GAAP measure) excluding eliminations and other and net significant and/or non-recurring items.
Adjusted segment operating profit (loss) and margin
Adjusted segment operating profit (loss) represents segment operating profit (loss) excluding restructuring costs, and net significant and/or non-recurring items. Adjusted segment operating profit margin represents adjusted segment operating profit (loss) as a percentage of adjusted segment sales (adjusted net sales excluding Eliminations and other).

Adjusted net income	Adjusted net income represents net income (a GAAP measure), excluding restructuring costs, acquisition accounting adjustments and net significant and/or non-recurring items.
Adjusted earnings per share (EPS)	Adjusted EPS represents diluted earnings per share (a GAAP measure), excluding restructuring costs, acquisition accounting adjustments and net significant and/or non-recurring items.
Adjusted effective tax rate
Adjusted effective tax rate represents the effective tax rate (a GAAP measure), excluding the tax impact of restructuring costs, acquisition accounting adjustments and net significant and/or non-recurring items.

Free cash flow
Free cash flow represents cash flow from operations (a GAAP measure) less capital expenditures. Management believes free cash flow is a useful measure of liquidity and an additional basis for assessing RTX’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of RTX’s common stock and distribution of earnings to shareowners.

1 Net significant and/or non-recurring items represent significant nonoperational items and/or significant operational items that may occur at irregular intervals.

2 Acquisition Accounting Adjustments include the amortization of acquired intangible assets related to acquisitions, the amortization of the property, plant and equipment fair value adjustment acquired through acquisitions, the amortization of customer contractual obligations related to loss making or below market contracts acquired, and goodwill impairment, if applicable.

3 The FAS/CAS operating adjustment represents the difference between the service cost component of our pension and postretirement benefit (PRB) expense under the Financial Accounting Standards (FAS) requirements of GAAP and our pension and PRB expense under U.S. government Cost Accounting Standards (CAS) primarily related to our Raytheon segment.

When we provide our expectation for adjusted net sales, organic sales, adjusted operating profit (loss) and margin, adjusted segment operating profit (loss) and margin, adjusted EPS, adjusted effective tax rate, and free cash flow, on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and the corresponding GAAP measures, as described above, generally are not available without unreasonable effort due to potentially high variability, complexity, and low visibility as to the items that would be excluded from the GAAP measure in the relevant future period, such as unusual gains and losses, the ultimate outcome of pending litigation, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, and other structural changes or their probable significance. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results.

Cautionary Statement Regarding Forward-Looking Statements This press release contains statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking statements” under the securities laws. From time to time, oral or written forward- looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide RTX Corporation (“RTX”) management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid and are not statements of historical fact. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “expectations,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “will,” “should,” “see,” “guidance,” “outlook,” “goals,” “objectives,” “confident,” “on track,” “designed to” and other words of similar meaning. Forward-looking statements may include, among other things, statements relating to future sales, earnings, cash flow, results of operations, uses of cash, share repurchases, tax payments and rates, research and development spending, cost savings, other measures of financial performance, potential future plans, strategies or transactions, credit ratings and net indebtedness, the Pratt powder metal matter and related matters and activities, including without limitation other engine models that may be impacted, anticipated benefits to RTX of its segment realignment, pending disposition of Collins’ actuation and flight control business, the merger (the “merger”) between United Technologies Corporation (“UTC”) and Raytheon Company (“Raytheon”) or the spin-offs by UTC of Otis Worldwide Corporation and Carrier Global Corporation into separate independent companies (the “separation transactions”) in 2020, targets and commitments (including for share repurchases or otherwise), and other statements that are not solely historical facts. All forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. For those statements, we claim the protection of the safe harbor for forward- looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Such risks, uncertainties and other factors include, without limitation: (1) the effect of changes in economic, capital market and political conditions in the U.S. and globally, such as from the global sanctions and export controls with respect to Russia, and any changes therein, including related to financial market conditions, banking industry disruptions, fluctuations in commodity prices or supply (including energy supply), inflation, interest rates and foreign currency exchange rates, disruptions in global supply chain and labor markets, and geopolitical risks; (2) risks associated with U.S. government sales, including changes or shifts in defense spending due to budgetary constraints, spending cuts resulting from sequestration, a continuing resolution, a government shutdown, the debt ceiling or measures taken to avoid default, or otherwise, and uncertain funding of programs; (3) risks relating to our performance on our contracts and programs, including our ability to control costs, and our inability to pass some or all of our costs on fixed price contracts to the customer, and risks related to any termination of these contracts or programs, including the outcome of such terminations and related payments; (4) challenges in the development, production, delivery, support, and performance of RTX advanced technologies and new products and services and the realization of the anticipated benefits (including our expected returns under customer contracts), as well as the challenges of operating in RTX’s highly-competitive industries; (5) risks relating to RTX’s reliance on U.S. and non-U.S. suppliers and commodity markets, including the effect of sanctions, delays and disruptions in the delivery of materials and services to RTX or its suppliers and price increases; (6) risks relating to RTX international operations from, among other things, changes in trade policies and implementation of sanctions, foreign currency fluctuations, economic conditions, political factors, sales methods, and U.S. or local government regulations; (7) the condition of the aerospace industry; (8) the ability of RTX to attract, train and retain qualified personnel and maintain its culture and high ethical standards, and the ability of our personnel to continue to operate our facilities and businesses around the world; (9) the scope, nature, timing and challenges of managing acquisitions, investments, divestitures and other transactions, including the realization of synergies and opportunities for growth and innovation, the assumption of liabilities and other risks and incurrence of related costs and expenses, and risks related to completion of announced divestitures; (10) compliance with legal, environmental, regulatory and other requirements, including, among other things, export and import requirements such as the International Traffic in Arms Regulations and the Export Administration Regulations, anti-bribery and anticorruption requirements, such as the Foreign Corrupt Practices Act, industrial cooperation agreement obligations, and procurement and other regulations in the U.S. and other countries in which RTX and its businesses operate; (11) the outcome of pending, threatened and future legal proceedings, investigations, and other contingencies (including the ultimate outcome of those certain legacy legal matters described above), including those related to U.S. government audits and disputes and the potential for suspension or debarment of U.S. government contracting or export privileges as a result thereof, and including updates to accrual amounts as a result of such outcomes; (12) factors that could impact RTX’s ability to engage in desirable capital-raising or strategic transactions, including its credit rating, capital structure, levels of indebtedness and related obligations, capital expenditures and research and development spending, and capital deployment strategy including with respect to share repurchases, and the availability of credit, borrowing costs, credit market conditions, and other factors; (13) uncertainties associated with the timing and scope of future repurchases by RTX of its common stock, including the ability to complete the accelerated share repurchase (“ASR”), the purchase price of the shares acquired pursuant to the ASR agreement, and the timing and duration of the ASR program or declarations of cash dividends, which may be discontinued, accelerated, suspended or delayed at any time due to various factors, including market conditions and the level of other investing activities and uses of cash; (14) risks relating to realizing expected benefits from, incurring costs for, and successfully managing, strategic initiatives such as cost reduction, restructuring, digital transformation and other operational initiatives; (15) risks of additional tax exposures due to new tax legislation or other developments, in the U.S. and other countries in which RTX and its businesses operate; (16) risks relating to addressing the identified rare condition in powder metal used to manufacture certain Pratt & Whitney engine parts requiring accelerated removals and inspections of a significant portion of the PW1100G-JM Geared Turbofan (GTF) fleet, including, without limitation, the number and expected timing of shop visits, inspection results and scope of work to be performed, turnaround time, availability of new parts, available capacity at overhaul facilities, outcomes of negotiations with impacted customers, and risks related to other engine models that may be impacted by the powder metal matter, and in each case the timing and costs relating thereto, as well as other issues that could impact RTX product performance, including quality, reliability or durability; (17) changes in production volumes of one or more of our significant customers as a result of business or other challenges, and the resulting effect on its or their demand for our products and services; (18) risks relating to a RTX product safety failure or other failure affecting RTX’s or its customers’ or suppliers’ products or systems; (19) risks relating to cybersecurity, including cyber-attacks on RTX’s information technology infrastructure, products, suppliers, customers and partners, and cybersecurity-related regulations; (20) threats to RTX facilities and personnel, as well as other events outside of RTX’s control such as public health crises, damaging weather or other acts of nature; (21) the effect of changes in accounting estimates for our programs on our financial results; (22) the effect of changes in pension and other postretirement plan estimates and assumptions and contributions; (23) risks relating to an impairment of goodwill and other intangible assets; (24) the effects of climate change and changing climate-related regulations, customer and market demands, products and technologies; and (25) the intended qualification of (i) the merger as a tax-free reorganization and (ii) the separation transactions and other internal restructurings as tax-free to UTC and former UTC shareowners, in each case, for U.S. federal income tax purposes. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, see the reports of RTX, UTC and Raytheon on Forms S-4, 10-K, 10-Q and 8-K filed with or furnished to the Securities and Exchange Commission from time to time. Any forward-looking statement speaks only as of the date on which it is made, and RTX assumes no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

RTX Corporation
Condensed Consolidated Statement of Operations

	Quarter Ended June 30,		Six Months Ended June 30,
	(Unaudited)		(Unaudited)
(dollars in millions, except per share amounts; shares in millions)	2024	2023	2024	2023
Net Sales	$19,721	$18,315	$39,026	$35,529
Costs and expenses:
Cost of sales	16,141	14,518	31,885	28,163
Research and development	706	729	1,375	1,336
Selling, general, and administrative	1,449	1,600	2,843	2,963
Total costs and expenses	18,296	16,847	36,103	32,462
Other income (expense), net	(896)	25	(524)	113
Operating profit	529	1,493	2,399	3,180
Non-service pension income	(374)	(447)	(760)	(891)
Interest expense, net	475	333	880	648
Income before income taxes	428	1,607	2,279	3,423
Income tax expense	253	248	361	583
Net income	175	1,359	1,918	2,840
Less: Noncontrolling interest in subsidiaries’ earnings	64	32	98	87
Net income attributable to common shareowners	$111	$1,327	$1,820	$2,753

Earnings Per Share attributable to common shareowners:
Basic	$0.08	$0.91	$1.37	$1.89
Diluted	$0.08	$0.90	$1.36	$1.87

Weighted Average Shares Outstanding:
Basic shares	1,331.8	1,457.5	1,330.5	1,459.9
Diluted shares	1,342.1	1,468.7	1,339.7	1,471.5

RTX Corporation
Segment Net Sales and Operating Profit (Loss)

	Quarter Ended				Six Months Ended
	(Unaudited)				(Unaudited)
	June 30, 2024		June 30, 2023		June 30, 2024		June 30, 2023
(dollars in millions)	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted
Net Sales
Collins Aerospace	$6,999	$6,999	$6,384	$6,384	$13,672	$13,672	$12,504	$12,504
Pratt & Whitney	6,802	6,802	5,701	5,701	13,258	13,258	10,931	10,931
Raytheon	6,511	6,581	6,700	6,700	13,170	13,240	12,992	12,992
Total segments	20,312	20,382	18,785	18,785	40,100	40,170	36,427	36,427
Eliminations and other	(591)	(591)	(470)	(470)	(1,074)	(1,074)	(898)	(898)
Consolidated	$19,721	$19,791	$18,315	$18,315	$39,026	$39,096	$35,529	$35,529

Operating Profit (Loss)
Collins Aerospace	$1,118	$1,145	$899	$915	$1,967	$2,193	$1,796	$1,818
Pratt & Whitney	542	537	230	436	954	967	645	870
Raytheon	127	709	644	662	1,123	1,339	1,215	1,246
Total segments	1,787	2,391	1,773	2,013	4,044	4,499	3,656	3,934
Eliminations and other	(36)	(36)	(16)	(26)	(41)	(41)	35	(43)
Corporate expenses and other unallocated items	(930)	(7)	(59)	(28)	(1,026)	(32)	(102)	(68)
FAS/CAS operating adjustment	212	212	284	284	426	426	573	573
Acquisition accounting adjustments	(504)	—	(489)	—	(1,004)	—	(982)	—
Consolidated	$529	$2,560	$1,493	$2,243	$2,399	$4,852	$3,180	$4,396

Segment Operating Profit Margin
Collins Aerospace	16.0%	16.4%	14.1%	14.3%	14.4%	16.0%	14.4%	14.5%
Pratt & Whitney	8.0%	7.9%	4.0%	7.6%	7.2%	7.3%	5.9%	8.0%
Raytheon	2.0%	10.8%	9.6%	9.9%	8.5%	10.1%	9.4%	9.6%
Total segment	8.8%	11.7%	9.4%	10.7%	10.1%	11.2%	10.0%	10.8%

RTX Corporation
Condensed Consolidated Balance Sheet

	June 30, 2024	December 31, 2023
(dollars in millions)	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$6,011	$6,587
Accounts receivable, net	10,252	10,838
Contract assets	13,581	12,139
Inventory, net	13,047	11,777
Other assets, current	6,334	7,076
Total current assets	49,225	48,417
Customer financing assets	2,320	2,392
Fixed assets, net	15,693	15,748
Operating lease right-of-use assets	1,664	1,638
Goodwill	53,347	53,699
Intangible assets, net	34,503	35,399
Other assets	4,417	4,576
Total assets	$161,169	$161,869

Liabilities, Redeemable Noncontrolling Interest, and Equity
Short-term borrowings	$231	$189
Accounts payable	10,939	10,698
Accrued employee compensation	2,065	2,491
Other accrued liabilities	17,048	14,917
Contract liabilities	17,665	17,183
Long-term debt currently due	1,617	1,283
Total current liabilities	49,565	46,761
Long-term debt	40,303	42,355
Operating lease liabilities, non-current	1,415	1,412
Future pension and postretirement benefit obligations	2,264	2,385
Other long-term liabilities	6,941	7,511
Total liabilities	100,488	100,424
Redeemable noncontrolling interest	31	35
Shareowners’ Equity:
Common stock	37,295	37,040
Treasury stock	(27,080)	(26,977)
Retained earnings	51,488	52,154
Accumulated other comprehensive loss	(2,718)	(2,419)
Total shareowners’ equity	58,985	59,798
Noncontrolling interest	1,665	1,612
Total equity	60,650	61,410
Total liabilities, redeemable noncontrolling interest, and equity	$161,169	$161,869

RTX Corporation
Condensed Consolidated Statement of Cash Flows

	Quarter Ended June 30,		Six Months Ended June 30,
	(Unaudited)		(Unaudited)
(dollars in millions)	2024	2023	2024	2023
Operating Activities:
Net income	$175	$1,359	$1,918	$2,840
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities:
Depreciation and amortization	1,072	1,044	2,131	2,078
Deferred income tax provision (benefit)	299	(371)	185	(700)
Stock compensation cost	111	112	223	212
Net periodic pension and other postretirement income	(328)	(390)	(666)	(778)
Gain on sale of business, net of transaction costs	—	—	(415)	—
Change in:
Accounts receivable	156	263	587	(699)
Contract assets	(479)	(232)	(1,457)	(1,430)
Inventory	(715)	(602)	(1,361)	(1,322)
Other current assets	442	(108)	217	(634)
Accounts payable and accrued liabilities	1,463	(639)	1,245	(149)
Contract liabilities	566	32	512	255
Other operating activities, net	(29)	251	(44)	183
Net cash flows provided by (used in) operating activities	2,733	719	3,075	(144)
Investing Activities:
Capital expenditures	(537)	(526)	(1,004)	(1,046)
Dispositions of businesses, net of cash transferred	—	—	1,283	—
Increase in other intangible assets	(155)	(160)	(318)	(314)
(Payments) receipts from settlements of derivative contracts, net	(28)	58	(29)	45
Other investing activities, net	(13)	5	28	113
Net cash flows used in investing activities	(733)	(623)	(40)	(1,202)
Financing Activities:
Proceeds from long-term debt	—	3	—	2,974
Repayment of long-term debt	(750)	(3)	(1,700)	(3)
Change in commercial paper, net	—	897	—	470
Change in other short-term borrowings, net	65	(46)	43	(24)
Dividends paid on common stock	(823)	(844)	(1,592)	(1,634)
Repurchase of common stock	(44)	(596)	(100)	(1,158)
Other financing activities, net	(32)	(39)	(242)	(157)
Net cash flows (used in) provided by financing activities	(1,584)	(628)	(3,591)	468
Effect of foreign exchange rate changes on cash and cash equivalents	(4)	18	(12)	19
Net increase (decrease) in cash, cash equivalents and restricted cash	412	(514)	(568)	(859)
Cash, cash equivalents and restricted cash, beginning of period	5,646	5,946	6,626	6,291
Cash, cash equivalents and restricted cash, end of period	6,058	5,432	6,058	5,432
Less: Restricted cash, included in Other assets, current and Other assets	47	41	47	41
Cash and cash equivalents, end of period	$6,011	$5,391	$6,011	$5,391

RTX Corporation
Reconciliation of Adjusted (Non-GAAP) Results
Adjusted Sales, Adjusted Operating Profit & Operating Profit Margin

	Quarter Ended June 30,		Six Months Ended June 30,
	(Unaudited)		(Unaudited)
(dollars in millions - Income (Expense))	2024	2023	2024	2023
Collins Aerospace
Net sales	$6,999	$6,384	$13,672	$12,504
Operating profit	$1,118	$899	$1,967	$1,796
Restructuring	(12)	(5)	(18)	(8)
Segment and portfolio transformation costs	(15)	(11)	(33)	(14)
Charge associated with initiating alternative titanium sources (5)	—	—	(175)	—
Adjusted operating profit	$1,145	$915	$2,193	$1,818
Adjusted operating profit margin	16.4%	14.3%	16.0%	14.5%
Pratt & Whitney
Net sales	$6,802	$5,701	$13,258	$10,931
Operating profit	$542	$230	$954	$645
Restructuring	(15)	(25)	(33)	(44)
Insurance settlement	20	—	20	—
Charges related to a customer insolvency (4)	—	(181)	—	(181)
Adjusted operating profit	$537	$436	$967	$870
Adjusted operating profit margin	7.9%	7.6%	7.3%	8.0%
Raytheon
Net sales	$6,511	$6,700	$13,170	$12,992
Contract termination (2)	(70)	—	(70)	—
Adjusted net sales	$6,581	$6,700	$13,240	$12,992
Operating profit	$127	$644	$1,123	$1,215
Restructuring	(7)	(17)	(16)	(24)
Contract termination (2)	(575)	—	(575)	—
Gain on sale of business, net of transaction and other related costs (3)	—	—	375	—
Segment and portfolio transformation costs	—	(1)	—	(7)
Adjusted operating profit	$709	$662	$1,339	$1,246
Adjusted operating profit margin	10.8%	9.9%	10.1%	9.6%
Eliminations and Other
Net sales	$(591)	$(470)	$(1,074)	$(898)
Operating profit (loss)	$(36)	$(16)	$(41)	$35
Gain on sale of land	—	—	—	68
Charges related to a customer insolvency (4)	—	10	—	10
Adjusted operating loss	$(36)	$(26)	$(41)	$(43)
Corporate expenses and other unallocated items
Operating loss	$(930)	$(59)	$(1,026)	$(102)
Restructuring	(2)	(21)	(3)	(22)
Tax audit settlements (6)	—	—	(68)	—
Legal matters (1)	(918)	—	(918)	—
Segment and portfolio transformation costs	(3)	(10)	(5)	(12)
Adjusted operating loss	$(7)	$(28)	$(32)	$(68)
FAS/CAS Operating Adjustment
Operating profit	$212	$284	$426	$573

Acquisition Accounting Adjustments
Operating loss	$(504)	$(489)	$(1,004)	$(982)
Acquisition accounting adjustments	(504)	(489)	(1,004)	(982)
Adjusted operating profit	$—	$—	$—	$—
RTX Consolidated
Net sales	$19,721	$18,315	$39,026	$35,529
Total net significant and/or non-recurring items included in Net sales above (2)	(70)	—	(70)	—
Adjusted net sales	$19,791	$18,315	$39,096	$35,529
Operating profit	$529	$1,493	$2,399	$3,180
Restructuring	(36)	(68)	(70)	(98)
Acquisition accounting adjustments	(504)	(489)	(1,004)	(982)
Total net significant and/or non-recurring items included in Operating profit above(1)(2)(3)(4)(5)(6)	(1,491)	(193)	(1,379)	(136)
Adjusted operating profit	$2,560	$2,243	$4,852	$4,396
(1)    Total net significant and/or non-recurring items in the table above for the quarter and six months ended June 30, 2024 includes charges of $918 million related to the expected resolution of several outstanding legal matters. The charge includes an additional accrual of $269 million to resolve the previously disclosed criminal and civil government investigations of defective pricing claims for certain legacy Raytheon Company contracts entered into between 2011 and 2013 and in 2017; an additional accrual of $364 million to resolve the previously disclosed criminal and civil government investigations of improper payments made by Raytheon Company and its joint venture, Thales-Raytheon Systems, in connection with certain Middle East contracts since 2012; and an accrual of $285 million related to certain voluntarily disclosed export controls violations, primarily identified in connection with the integration of Rockwell Collins and, to a lesser extent, Raytheon Company, including certain violations expected to be resolved pursuant to a consent agreement with the Department of State. Management has determined that these impacts are directly attributable to these legacy legal matters and that the nature of the charges are considered significant and unusual and therefore, not indicative of the Company’s ongoing operational performance.
(2)    Total net significant and/or non-recurring items in the table above for the quarter and six months ended June 30, 2024 includes a pre-tax charge of $575 million related to the anticipated termination of a fixed price development contract with a foreign customer at Raytheon. The charge includes the write-off of remaining contract assets and our best estimate of the expected settlement in conjunction with this termination. Management has determined that these impacts are directly attributable to the expected termination, incremental to similar costs incurred for reasons other than those attributable to the termination and has determined that the nature of the pre-tax charge is considered significant and unusual and therefore, not indicative of the Company’s ongoing operational performance.
(3)    Total net significant and/or non-recurring items in the table above for the six months ended June 30, 2024 includes a pre-tax gain, net of transaction and other related costs, of $0.4 billion associated with the completed sale of the Cybersecurity, Intelligence and Services (CIS) business at Raytheon. Management has determined that the nature of the net gain on the divestiture is considered significant and non-operational and therefore, not indicative of the Company’s ongoing operational performance.
(4)    Total net significant and/or non-recurring items in the table above for the six months ended June 30, 2023 includes a net pre-tax charge of $0.2 billion related to a customer insolvency during the second quarter of 2023. The charge primarily relates to Contract assets and Customer financing assets exposures with the customer. Management has determined that the nature and significance of the charge is considered unusual and, therefore not indicative of the Company’s ongoing operational performance.
(5)    Total net significant and/or non-recurring items in the table above for the six months ended June 30, 2024 includes a net pre-tax charge of $0.2 billion related to the recognition of unfavorable purchase commitments and an impairment of contract fulfillment costs associated with initiating alternative titanium sources at Collins. These charges were recorded as a result of the Canadian government’s imposition of new sanctions in February 2024, which included U.S.- and German-based Russian-owned entities from which we source titanium for use in our Canadian operations. Management has determined that these impacts are directly attributable to the sanctions, incremental to similar costs incurred for reasons other than those related to the sanctions and has determined that the nature of the charge is considered significant and unusual, and therefore, not indicative of the Company’s ongoing operational performance.
(6)    Total net significant and/or non-recurring items in the table above for the six months ended June 30, 2024 includes a tax benefit of $0.3 billion recognized as a result of the closure of the examination phase of multiple federal tax audits. In addition, there was a pre-tax charge of $68 million for the write-off of certain tax related indemnity receivables and a pre-tax gain on the reversal of $78 million of interest accruals, both directly associated with these tax audit settlements. Management has determined that the nature of these impacts related to the tax audit settlements is considered significant and non-operational and therefore, not indicative of the Company’s ongoing operational performance.

RTX Corporation
Reconciliation of Adjusted (Non-GAAP) Results
Adjusted Income, Earnings Per Share, and Effective Tax Rate

	Quarter Ended June 30,		Six Months Ended June 30,
	(Unaudited)		(Unaudited)
(dollars in millions - Income (Expense))	2024	2023	2024	2023
Net income attributable to common shareowners	$111	$1,327	$1,820	$2,753
Total Restructuring	(36)	(68)	(70)	(98)
Total Acquisition accounting adjustments	(504)	(489)	(1,004)	(982)
Total net significant and/or non-recurring items included in Operating profit (1)(2)(3)(4)(5)(6)	(1,491)	(193)	(1,379)	(136)
Significant and/or non-recurring items included in Non-service Pension Income
Non-service pension restructuring	(3)	—	(5)	(2)
Pension curtailment related to sale of business (3)	—	—	9	—
Significant non-recurring and non-operational items included in Interest Expense, Net
Tax audit settlements (6)	—	—	78	—
Tax effect of restructuring and net significant and/or non-recurring items above	257	165	216	266
Significant and/or non-recurring items included in Income Tax Expense
Tax audit settlements (6)	—	—	296	—
Significant and/or non-recurring items included in Noncontrolling Interest
Noncontrolling interest share of customer insolvency charges (4)	—	17	—	17
Noncontrolling interest share of charges related to an insurance settlement	(7)	—	(7)	—
Less: Impact on net income attributable to common shareowners	(1,784)	(568)	(1,866)	(935)
Adjusted net income attributable to common shareowners	$1,895	$1,895	$3,686	$3,688

Diluted Earnings Per Share	$0.08	$0.90	$1.36	$1.87
Impact on Diluted Earnings Per Share	(1.33)	(0.39)	(1.39)	(0.64)
Adjusted Diluted Earnings Per Share	$1.41	$1.29	$2.75	$2.51

Effective Tax Rate	59.1%	15.4%	15.8%	17.0%
Impact on Effective Tax Rate	38.4%	(2.1)%	(3.0)%	(1.3)%
Adjusted Effective Tax Rate	20.7%	17.5%	18.8%	18.3%
(1)    Total net significant and/or non-recurring items in the table above for the quarter and six months ended June 30, 2024 includes charges of $918 million related to the expected resolution of several outstanding legal matters. The charge includes an additional accrual of $269 million to resolve the previously disclosed criminal and civil government investigations of defective pricing claims for certain legacy Raytheon Company contracts entered into between 2011 and 2013 and in 2017; an additional accrual of $364 million to resolve the previously disclosed criminal and civil government investigations of improper payments made by Raytheon Company and its joint venture, Thales-Raytheon Systems, in connection with certain Middle East contracts since 2012; and an accrual of $285 million related to certain voluntarily disclosed export controls violations, primarily identified in connection with the integration of Rockwell Collins and, to a lesser extent, Raytheon Company, including certain violations expected to be resolved pursuant to a consent agreement with the Department of State. Management has determined that these impacts are directly attributable to these legacy legal matters and that the nature of the charges are considered significant and unusual and therefore, not indicative of the Company’s ongoing operational performance.
(2)    Total net significant and/or non-recurring items in the table above for the quarter and six months ended June 30, 2024 includes a pre-tax charge of $575 million related to the anticipated termination of a fixed price development contract with a foreign customer at Raytheon. The charge includes the write-off of remaining contract assets and our best estimate of the expected settlement in conjunction with this termination. Management has determined that these impacts are directly attributable to the expected termination, incremental to similar costs incurred for reasons other than those attributable to the termination and has determined that the nature of the pre-tax charge is considered significant and unusual and therefore, not indicative of the Company’s ongoing operational performance.
(3)    Total net significant and/or non-recurring items in the table above for the six months ended June 30, 2024 includes a pre-tax gain, net of transaction and other related costs, of $0.4 billion associated with the completed sale of the Cybersecurity, Intelligence and Services (CIS) business at Raytheon. Management has determined that the nature of the net gain on the divestiture is considered significant and non-operational and therefore, not indicative of the Company’s ongoing operational performance.
(4)    Total net significant and/or non-recurring items in the table above for the six months ended June 30, 2023 includes a net pre-tax charge of $0.2 billion related to a customer insolvency during the second quarter of 2023. The charge primarily relates to Contract assets and Customer financing assets exposures with the customer. Management has determined that the nature and significance of the charge is considered unusual and, therefore not indicative of the Company’s ongoing operational performance.
(5)    Total net significant and/or non-recurring items in the table above for the six months ended June 30, 2024 includes a net pre-tax charge of $0.2 billion related to the recognition of unfavorable purchase commitments and an impairment of contract fulfillment costs associated with initiating alternative titanium sources at Collins. These charges were recorded as a result of the Canadian government’s imposition of new sanctions in February 2024, which included U.S.- and German-based Russian-owned entities from which we source titanium for use in our Canadian operations. Management has determined that these impacts are directly attributable to the sanctions, incremental to similar costs incurred for reasons other than those related to the sanctions and has determined that the nature of the charge is considered significant and unusual, and therefore, not indicative of the Company’s ongoing operational performance.
(6)    Total net significant and/or non-recurring items in the table above for the six months ended June 30, 2024 includes a tax benefit of $0.3 billion recognized as a result of the closure of the examination phase of multiple federal tax audits. In addition, there was a pre-tax charge of $68 million for the write-off of certain tax related indemnity receivables and a pre-tax gain on the reversal of $78 million of interest accruals, both directly associated with these tax audit settlements. Management has determined that the nature of these impacts related to the tax audit settlements is considered significant and non-operational and therefore, not indicative of the Company’s ongoing operational performance.

RTX Corporation
Reconciliation of Adjusted (Non-GAAP) Results
Segment Operating Profit Margin and Adjusted Segment Operating Profit Margin

	Quarter Ended June 30,		Six Months Ended June 30,
	(Unaudited)		(Unaudited)
(dollars in millions - Income (Expense))	2024	2023	2024	2023
Net Sales	$19,721	$18,315	$39,026	$35,529
Reconciliation to segment net sales:
Eliminations and other	591	470	1,074	898
Segment Net Sales	$20,312	$18,785	$40,100	$36,427
Reconciliation to adjusted segment net sales:
Net significant and/or non-recurring items (1)	(70)	—	(70)	—
Adjusted Segment Net Sales	$20,382	$18,785	$40,170	$36,427

Operating Profit	$529	$1,493	$2,399	$3,180
Operating Profit Margin	2.7%	8.2%	6.1%	9.0%
Reconciliation to segment operating profit:
Eliminations and other	36	16	41	(35)
Corporate expenses and other unallocated items	930	59	1,026	102
FAS/CAS operating adjustment	(212)	(284)	(426)	(573)
Acquisition accounting adjustments	504	489	1,004	982
Segment Operating Profit	$1,787	$1,773	$4,044	$3,656
Segment Operating Profit Margin	8.8%	9.4%	10.1%	10.0%
Reconciliation to adjusted segment operating profit:
Restructuring	(34)	(47)	(67)	(76)
Net significant and/or non-recurring items (1)(2)(3)(4)(5)	(570)	(193)	(388)	(202)
Adjusted Segment Operating Profit	$2,391	$2,013	$4,499	$3,934
Adjusted Segment Operating Profit Margin	11.7%	10.7%	11.2%	10.8%
(1)    Total net significant and/or non-recurring items in the table above for the quarter and six months ended June 30, 2024 includes a pre-tax charge of $575 million related to the anticipated termination of a fixed price development contract with a foreign customer at Raytheon. The charge includes the write-off of remaining contract assets and our best estimate of the expected settlement in conjunction with this termination. Management has determined that these impacts are directly attributable to the expected termination, incremental to similar costs incurred for reasons other than those attributable to the termination and has determined that the nature of the pre-tax charge is considered significant and unusual and therefore, not indicative of the Company’s ongoing operational performance.
(2)    Net significant and/or non-recurring items in the table above for the six months ended June 30, 2024 includes a pre-tax gain, net of transaction and other related costs, of $0.4 billion associated with the completed sale of the CIS business at Raytheon. Management has determined that the nature of the net gain on the divestiture is considered significant and non-operational and therefore, not indicative of the Company’s ongoing operational performance.
(3)    Net significant and/or non-recurring items in the table above for the six months ended June 30, 2023 includes a net pre-tax charge of $0.2 billion related to a customer insolvency during the second quarter of 2023. The charge primarily relates to Contract assets and Customer financing assets exposures with the customer. Management has determined that the nature and significance of the charge is considered unusual and, therefore not indicative of the Company’s ongoing operational performance.
(4)    Net significant and/or non-recurring items in the table above for the six months ended June 30, 2024 includes a net pre-tax charge of $0.2 billion related to the recognition of unfavorable purchase commitments and an impairment of contract fulfillment costs associated with initiating alternative titanium sources at Collins. These charges were recorded as a result of the Canadian government’s imposition of new sanctions in February 2024, which included U.S.- and German-based Russian-owned entities from which we source titanium for use in our Canadian operations. Management has determined that these impacts are directly attributable to the sanctions, incremental to similar costs incurred for reasons other than those related to the sanctions and has determined that the nature of the charge is considered significant and unusual, and therefore, not indicative of the Company’s ongoing operational performance.
(5)    Net significant and/or non-recurring items in the table above for the six months ended June 30, 2024 includes a tax benefit of $0.3 billion recognized as a result of the closure of the examination phase of multiple federal tax audits. In addition, there was a pre-tax charge of $68 million for the write-off of certain tax related indemnity receivables and a pre-tax gain on the reversal of $78 million of interest accruals, both directly associated with these tax audit settlements. Management has determined that the nature of these impacts related to the tax audit settlements is considered significant and non-operational and therefore, not indicative of the Company’s ongoing operational performance.

RTX Corporation
Free Cash Flow Reconciliation

	Quarter Ended June 30,
	(Unaudited)
(dollars in millions)	2024	2023
Net cash flows provided by operating activities	$2,733	$719
Capital expenditures	(537)	(526)
Free cash flow	$2,196	$193

	Six Months Ended June 30,
	(Unaudited)
(dollars in millions)	2024	2023
Net cash flows provided by (used in) operating activities	$3,075	$(144)
Capital expenditures	(1,004)	(1,046)
Free cash flow	$2,071	$(1,190)